UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 16, 2009

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33662	26-1336998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746-5149

(Address of Principal Executive Offices including Zip Code)
(512) 433-5200

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 16, 2009, Forestar Group Inc. (the “Company”) entered into an amendment to that certain Revolving and Term Credit Agreement, dated as of December 14, 2007, among the Company, Forestar (USA) Real Estate Group Inc. (“Borrower”) and its wholly-owned subsidiaries signatory thereto, KeyBank National Association, as administrative agent, the lenders party thereto, and the other parties thereto (the “Credit Agreement”) to amend the Credit Agreement.
     The principal amendments were as follows: (1) to decrease the interest coverage ratio to 1.50x through December 31, 2009 and, thereafter, to 1.75x; (2) to provide the Company the option to elect to extend the maturity date of up to $321,843,000 (or up to $350,000,000 should certain participating lenders so elect prior to July 1, 2010) of the aggregate commitment under the Credit Agreement to June 30, 2012; (3) to provide that if the interest coverage ratio is less than 2.0x, the Company will not be permitted to make any company or asset acquisitions without prior approval of the administrative agent; (4) to reduce the aggregate commitment under the Credit Agreement by $850 per acre of HBU timberland sold as the Company completes sales of HBU timberland pursuant to its near-term strategic initiatives, with such reduction being split 60% to reduce the term loan commitment and 40% to reduce the revolver commitment, and which reduction allocable to the term loan will be credited against scheduled amortization on the term loan; (5) to include all timberland, high value timberland and mineral interests of the Company as collateral to support the Credit Agreement and to add a new financial covenant requiring Borrower to maintain a minimum defined collateral-to-total commitment ratio of 1.75x (which defined collateral means the combined value of Borrower’s timberland, high-value timberland, raw entitled land and mineral interests); (6) to revise the calculation of the consolidated tangible net worth covenant to increase the percentage of cumulative positive net income of the Company included in the calculation from 50% to 75%; (7) to add an additional requirement in the event the Company desires to pay a dividend on or repurchase its outstanding shares that the Company have a minimum pro-forma liquidity of $125,000,000 immediately after such payment; (8) to revise the minimum liquidity financial covenant to require that the Borrower maintain a minimum available liquidity at least equal to the lesser of the existing $35,000,000 requirement or 7.5% of the aggregate commitment under the Credit Agreement; (9) to establish a minimum interest rate floor of 2% per annum on non-hedged loans and to increase the interest margin added to the LIBOR and base rate by 0.5% per annum; and (10) to revise the letter of credit sublimit to equal the lesser of $100,000,000 or 22% of the aggregate commitment under the Credit Agreement.
     Effective July 16, 2009, the aggregate commitment under the Credit Agreement was reduced to $400,500,000 in connection with the previously announced completion of the sale of approximately 75,000 acres of timberland to the Hancock Timber Resource Group division of Hancock Natural Resource Group, Inc.
     The summary of the Credit Agreement amendment is qualified in its entirety by reference to the text of the Credit Agreement amendment filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.
9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Second Amendment to the Revolving and Term Credit Agreement, dated as of July 16, 2009, by and among the Company, Forestar (USA) Real Estate Group Inc. and its wholly-owned subsidiaries signatory thereto, KeyBank National Association, as administrative agent, and the lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.
Dated: July 17, 2009	By:	/s/ Christopher L. Nines
		Name:	Christopher L. Nines
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Second Amendment to the Revolving and Term Credit Agreement, dated as of July 16, 2009, by and among the Company, Forestar (USA) Real Estate Group Inc. and its wholly-owned subsidiaries signatory thereto, KeyBank National Association, as administrative agent, and the lenders party thereto.